UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The XFLT Proxy Contest: XFLT Tender Offers and Liquidity Plan

Frequently Asked Questions

Q: What has the Fund announced?

•	The XFLT Board has approved a liquidity plan, which includes an initial tender offer (the “Initial Tender Offer”) followed by two subsequent contingent tender offers, to be completed unless specified discount to net asset value (“NAV”) or NAV performance objectives are achieved.

•	The liquidity plan and contemplated tender offers are contingent upon shareholder approval of the proposed investment sub-advisory agreement among the Fund, XAI and Rockford Tower Asset Management, L.L.C. (the "King Street Sub-Adviser"), a wholly owned subsidiary of King Street Capital Management, L.P. ("King Street") (the "King Street Sub-Advisory Agreement").

•	Essentially, the XFLT Board has approved a Discount Management Program (DMP), which is designed to support the long-term investment value of the Fund, through tenders that will occur provided certain discount-to-NAV or NAV performance thresholds are not met.

Q: What is a Discount Management Program, and why is it beneficial for shareholders?

•	DMPs often involve a Fund repurchasing shares through a tender offer, contingent on certain performance metrics or objectives being achieved over discrete timeframes. These programs provide liquidity to shareholders at or close to NAV while seeking to support the share price of the Fund.

Q: What are the details of the proposed tender offers announced by XFLT?

•	The Initial Tender Offer would provide for the repurchase of up to 12.5% of the Fund’s net assets at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 45 days following shareholder approval of the King Street Sub-Advisory Agreement.

•	The first contingent tender offer would provide for the repurchase of up to 7.5% of the Fund’s then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 13 months following the completion of the Initial Tender Offer.

•	The second contingent tender offer would provide for the repurchase of up to 5.0% of the Fund’s then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 25 months following the completion of the Initial Tender Offer.

•	The Fund will repurchase Common Shares tendered and accepted in each tender offer in exchange for cash. In the event any tender offer is oversubscribed, Common Shares will be repurchased on a pro rata basis.

Q: What are the conditions that govern the Initial Tender Offer?

•	The Initial Tender Offer is expected to commence approximately 45 days following shareholder approval of the King Street Sub-Advisory Agreement. If the Agreement is not approved, the Initial Tender Offer will not commence.

•	The Initial Tender Offer is NOT subject to any discount-to-NAV or NAV performance thresholds.

Q: What are the conditions that govern the first contingent tender offer?

•	The first contingent tender offer is expected to commence approximately 13 months following the completion of the Initial Tender Offer.

•	The first contingent tender offer will not occur if either one of two conditions are met:

○	Discount Condition: the Fund's market discount to NAV is less than 15% at the close of trading for three consecutive trading days during a 12-month measurement period beginning five business days after the completion of the Initial Tender Offer; or

○	NAV Performance Condition: the Fund's average daily NAV during the final 20 trading days of such 12-month period exceeds the Fund's NAV (adjusted as set forth below) measured five business days following completion of the Initial Tender Offer by at least $0.25 per share.

○	For purposes of calculating the NAV Performance Condition, the starting NAV will be adjusted if the Fund's per month distribution is greater or less than the Fund's current monthly distribution of $0.225 per share as described below.

Q: What are the conditions that govern the second contingent tender offer?

•	The second contingent tender offer is expected to commence approximately 25 months following the completion of the Initial Tender Offer.

•	The second contingent tender will not occur if either one of two conditions are met:

○	Discount Condition: the Fund's market discount to NAV is less than 15% at the close of trading for three consecutive trading days during either the first or second 12-month measurement periods; or

○	NAV Performance Condition: the Fund's average daily NAV during the final 20 trading days of the second 12-month period exceeds the Fund's NAV (adjusted as set forth below) measured five business days following completion of the Initial Tender Offer by at least $0.25 per share.

○	For purposes of calculating the NAV Performance Condition, the starting NAV will be adjusted if the Fund's per month distribution is greater or less than the Fund's current monthly distribution of $0.225 per share as described below.

Q: What is the relationship between distribution changes and the NAV Performance Conditions?

•	The starting NAV used for calculating the NAV Performance Condition will adjust depending on changes in distributions.

•	If the Fund's distribution in any given month is less than $0.225 per share, the starting NAV will be increased by an amount equal to that difference. And if the Fund's distribution in any given month is greater than $0.225 per share, the starting NAV will be decreased by an amount equal to that difference.

•	To illustrate, for example, if the NAV five business days after the completion of the Initial Tender Offer was $22.66, and the distribution for any month during an applicable measurement period was reduced by $0.05 per share from $0.225 per share to $0.175 per share, the starting NAV would be increased to $22.71, and the Fund's average daily NAV would need to be $22.96 to meet the NAV performance condition. This adjustment would be repeated for each month the distribution was greater or less than $0.225 per share.

•	In effect, the NAV Performance Condition for the first contingent tender offer will only be met if the Fund delivers per share value equivalent to $2.70 of distributions PLUS $0.25 of NAV growth during the first 12-month measurement period, and the NAV Performance Condition for the second contingent tender offer will only be met if the Fund delivers per share value equivalent to $5.40 of distributions PLUS $0.25 of NAV growth in aggregate during the first and second 12-month measurement periods.

Q: How do I vote ahead of the Special Meeting on July 30?

•	The Board urges XFLT shareholders to vote “FOR” the King Street Sub-Adviser on the WHITE Card. Use one of the following options to vote:

○	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.

○	By Phone: Call the toll-free number listed on your WHITE proxy card.

○	By Mail: Sign and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

•	If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com.